EXHIBIT 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the SiRF Technology Holdings, Inc. 2004 Stock Incentive Plan and SiRF Technology Holdings, Inc. 2004 Employee Stock Purchase Plan of our reports dated February 27, 2006, with respect to the consolidated financial statements and schedule of SiRF Technology Holdings, Inc., SiRF Technology Holdings, Inc. management’s assessment of the effectiveness of internal controls over financial reporting, and the effectiveness of internal controls over financial reporting of SiRF Technology Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

March 30, 2006